Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Post-Effective Amendment No. 1 on Form S-3 to the Form SB-2 Registration Statement (SEC File No. 333-137242) and related Prospectus of Banks.com, Inc. (f/k/a InterSearch Group, Inc.) (the “Company”), for the registration of 3,203,342 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2007, relating to the consolidated balance sheets of the Company and its subsidiaries at December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which was included in the Company’s Annual Report on Form 10-KSB filed on March 30, 2007 with the Securities and Exchange Commission.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 28, 2008